UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 30, 2003

Sylvan Learning Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-22844	52-1492296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fleet Street, Baltimore, Maryland  21202

(Address of Principal Executive Offices)     (ZIP Code)

Registrant’s telephone number, including area code: (410) 843-8000

1000 Lancaster Street, Baltimore, Maryland  21202

(Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets

                On June 2, 2003, a subsidiary of Sylvan Learning Systems, Inc. (the “Company”) announced the acquisition of an 80% interest in the entity which controls the operations of Universidad Nacional Andres Bello (UNAB), a comprehensive university located in Chile, and Academia de Idiomas y Estudios Profesionales (AIEP), a technical/vocational institute located in Chile, from local Chilean investors.  The purchase price, which was determined by negotiation by the parties, is $68.2 million, which includes cash payments of $34.1 million, a buyer's note of $17.04 million, and assumed bank debt of $17.04 million, plus the Company's estimated transaction costs between $3.0 and $4.0 million.  The transaction is part of a broader strategic alliance through which the local investors and founders will maintain a financial interest and participate in senior management positions in the university and the institute.

                Offering 40 undergraduate and 18 graduate degree programs to over 15,000 students at four campus locations, Universidad Nacional Andres Bello is one of the best known private universities in Chile.  Over the past five years, total enrollment at UNAB has increased at a compound annual growth rate of 20%.

                Academia de Idiomas y Estudios Profesionales is a professional institute offering over 30 technical and vocational programs to approximately 5,000 traditional and working adult students at seven campus locations throughout Chile.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)                                  The financial statements required by this item are not included in this initial report on Form 8-K but will be filed by amendment not later than 60 days after the date that this initial report on Form 8-K is required to be filed.

(b)                                 The pro forma financial information required by this item is not included in this initial report on Form 8-K but will be filed by amendment not later than 60 days after the date that this initial report on form 8-K is required to be filed.

(c)                                  Exhibits

99.1                           Acquisition Agreement dated May 30, 2003 between Desarrollo de la Educación Superior S.A.and Inversiones la Caleta S.A, Inversiones Yuste S.A, Copra S.A, Inversiones Huepil Limitada, and Edin Development Ltd.

[Signature on following page.]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYLVAN LEARNING SYSTEMS, INC.

/s/ Sean R. Creamer
Name:	Sean R. Creamer
Title:	Senior Vice President and
Chief Financial Officer

Date:  June 4, 2003